Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN TO ACQUIRE INDUSTRIAL SUPPLY CORP.
OF RICHMOND, VIRGINIA

BLOOMFIELD, Connecticut (March 11, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that its subsidiary, Kaman Industrial Technologies Corporation (KIT) has signed a definitive agreement to acquire Industrial Supply Corp. (ISC) of Richmond, Virginia.  ISC will become part of KIT, Kaman’s industrial distribution segment. Terms were not disclosed.  The transaction is expected to be completed on or about March 31, 2008.

Kaman is the third largest distributor of power transmission and motion control products in North America.  The company operates nearly 200 branches, distribution centers and customer service centers across the U. S., Canada and Mexico.  It offers approximately three million items as well as value-added services to a base of about 50,000 customers representing a highly diversified cross section of North American industry.

ISC, founded in 1933, is a distributor of power transmission, fluid power, material handling and industrial MRO supply products to such diverse markets as ship building, printing, machinery, transportation, electronics, pharmaceutical, rubber, chemicals and food processing.  In addition to its Richmond facility, ISC has five branches located in Norfolk, Roanoke and Waynesboro, Virginia, and in Wilson and High Point, North Carolina.  The company has annual sales of approximately $55 million.

Neal J. Keating, chairman, president and chief executive officer of Kaman Corp., said, “This acquisition supports our corporate strategy of accelerating the growth of KIT by expanding our geographic footprint in major industrial markets throughout North America.  It will provide Kaman access to new markets, expand our offering of products and services, and increase our capability to service major national and regional customers.  As importantly, we feel that ISC is also a great cultural fit and look forward to working with Doug Sims and the balance of the ISC team in building a stronger organization.”

ISC President Douglas A. Sims, Jr. said, “We are excited to become a part of Kaman and are extremely impressed by the success that they have achieved as a focused, innovative distributor of power transmission products.  Kaman is well-known and highly regarded in the industry for delivering products and services that address the technical needs of their customer base and both of our business philosophies will, no doubt, mesh very seamlessly.”

Kaman Corp., headquartered in Bloomfield, Connecticut, conducts business in the aerospace and industrial distribution markets.
###
Contact:
Eric B. Remington
Vice President
(860) 243-6334
eric.remington@kaman.com